Exhibit 10(d)

Amendment to Wells Fargo & Company Deferred Compensation Plan (“DCP”)

Appendix B to the DCP is amended effective January 1, 2017 to read in full as follows:

APPENDIX B
Supplemental Company Matching Contribution Allocations
Effective for Plan Years beginning on or after January 1, 2010, the Wells Fargo & Company Deferred Compensation Plan (the “Plan”) is amended to provide credits for supplemental Company matching contributions pursuant to the rules in this Appendix B.
Sec. 1 Eligibility. Employees who have satisfied one year of service as defined under the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”) and are eligible to receive Company matching contributions under the 401(k) Plan and who have entered into an agreement to defer Compensation under this Plan (“deferred compensation”) which would otherwise have been recognized as “Certified Compensation” under the 401(k) Plan for a Plan Year shall be eligible to receive the supplemental Company matching contribution credits (the “Credits”) as provided under this Appendix B for that Plan Year. Credits under this Appendix shall be reflected in the Participant’s Deferral Account attributable to the allocations under this Appendix B as soon as administratively feasible after the end of the Plan Year in which a Company matching contribution would have been allocated to the Participant’s 401(k) Plan account if deferred compensation had been recognized as Certified Compensation in the 401(k) Plan for the Plan Year.
Sec. 2     Credits. For each Plan Year, the Deferral Account attributable to the allocations under this Appendix B for each eligible Participant shall receive a Credit equal to the sum of the amounts determined for each quarter of the Plan Year as follows:
(a)    To be eligible to receive a credit with respect to a particular calendar quarter, the Participant must have been eligible to receive Employer Matching Contributions under and as defined in the 401(k) Plan for that quarter.
(b)    The amount of the Participant’s Credit under this Appendix B for a calendar quarter will be equal to the Participant’s “applicable percent” for the Plan Year as defined below, multiplied by the deferred compensation deducted from the Participant’s Compensation during that calendar quarter; provided, however, that such Credit shall be made only with respect to such deferred compensation for the calendar quarter and any previous calendar quarters in the Plan Year which when added to the Participant’s Certified Compensation for such Plan Year does not exceed the Code Section 401(a)(17) compensation limit in effect for such Plan Year.
(c)    Notwithstanding the foregoing, a Participant shall not be entitled to receive any of the Credit allocated to his or her Deferral Account for a Plan Year (and such Credit shall be forfeited) unless the Participant’s salary deferral contributions to the 401(k) Plan for the Plan Year were at least equal to the lesser of (1) the limit on salary deferral contributions imposed under Code Section 402(g) for such Plan Year or (2) the maximum amount of salary deferral

Exhibit 10(d)

contributions that the Participant was permitted to contribute under the terms of the 401(k) Plan for such Plan Year.
(d)    For purposes of this Sec. 2, a Participant’s “applicable percent” for a Plan Year is equal to the smaller of (i) six percent, or (ii) the percent by which the Participant has elected to have his or her Certified Compensation reduced for the purpose of making salary deferral contributions under the 401(k) Plan in the election that is in effect on January 1 of that Plan Year. The percent determined under the preceding sentence shall apply to the Participant for the entire Plan Year without regard to any changes the Participant may subsequently make in his or her deferral election for purposes of contributions to the 401(k) Plan.
Sec. 3 Investment Election. The amount of the Credit pursuant to this Appendix shall be automatically allocated to one or more Fund Options (other than the Common Stock Earnings Option) as selected by the Plan Administrator from time to time as of the date the amount is actually allocated to the Participant’s Deferral Account. The Participant then can make a subsequent investment election pursuant to Section 7 of the Plan.
Sec. 4 Distribution Upon Separation from Service. Distribution of the amounts accumulated pursuant to this Appendix B (Credits and associated earnings credits) shall be automatically paid in a lump sum as soon as practicable after the March 1 immediately following the Participant’s Separation from Service if the Participant is not a Key Employee, but not later than December 31 of that year. If the Participant is a Key Employee, distribution shall commence as provided in Section 9(B) of the Plan.